Exhibit 99-1

Sphere 3D Reports Fiscal Year 2018 Financial Results

SAN JOSE, Calif. – March 29, 2019 – Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its year ended December 31, 2018.

“2018 was a year of transition with a number of challenges that needed to be overcome in order to complete the divestiture of Overland-Tandberg and restructuring of our credit facilities,” said Peter Tassiopoulos, chief executive officer of Sphere3D. “The impact of our focusing on the restructuring, coupled with our limited financial resources, negatively impacted the Company’s performance. With that behind us, we can now focus on seeking to create shareholder value.”

Fiscal Year Financial Results:

On November 13, 2018, the Company closed the divestiture of its Overland subsidiary and related business. Beginning in the fourth quarter of 2018, the financial results of Overland for fiscal years 2018 and 2017 have been reflected in the Company’s consolidated statements of operations as discontinued operations. All results below exclude discontinued operations. Our results for fiscal year 2018 were as follows:

•	Net revenue for 2018 was $9.0 million, compared to $12.6 million for 2017.

•

Product revenue for 2018 was $6.1 million, compared to $9.7 million for 2017. The overall decrease in revenue was partially due to our divestiture of Overland and our limited liquidity which delayed shipments. In addition, in 2017 there was a significant product transaction related to a one-time opportunity resulting in $2.2 million of product revenue that did not reoccur in 2018.

•	Service revenue was $2.9 million in each of the years 2018 and 2017.

•	Gross margin for 2018 was 18.6%, compared to 25.0% for 2017.

•	Operating expenses for 2018 were $14.3 million, compared to $21.2 million for 2017. In 2017 we recorded an impairment charge of $2.3 million.

•	Share-based compensation expense for 2018 was $1.6 million, compared to $7.8 million for 2017. Depreciation and amortization was $1.7 million for 2018, compared to $3.4 million for 2017.

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Net loss from continuing operations for 2018 was $12.7 million, or a net loss of $7.65 per share, compared to a net loss from continuing operations of $15.4 million, or a net loss of $24.78 per share, for 2017.

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Net loss from discontinued operations for 2018 was $13.5 million, or a net loss of $8.15 per share, compared to a net loss from discontinued operations of $10.8 million, or a net loss of $17.30 per share, for 2017.

Grant of Inducement Award:
In March 2019, the Company’s Board of Directors granted 100,000 inducement restricted stock units to Stoney Hall, who has joined the sales and marketing team of the Company. This grant vests over an 18-month vesting period. These RSUs were granted as an inducement material to employment in accordance with NASDAQ Listing Rule 5635 (c)(4).

Investor Conference Call:
Sphere 3D will not be hosting a fiscal year 2018 earnings conference call.

About Sphere 3D
Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and@HVEconneXions

Safe Harbor Statement
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company’s ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Kurt Kalbfleisch
+1-858-495-4211
Investor.relations@sphere3d-overland.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended
	December 31,
	2018	2017
	(Unaudited)
Net revenue	$9,030	$12,599
Cost of revenue	7,351	9,454
Gross profit	1,679	3,145

Operating expenses:
Sales and marketing	3,375	3,402
Research and development	3,425	5,867
General and administrative	7,499	9,653
Impairment of acquired intangible assets………………………	-	2,294
	14,299	21,216
Loss from operations	(12,620)	(18,071)
Interest expense - related party	(76)	-
Other income, net	10	1,799
Loss before income taxes	(12,686)	(16,272)
Benefit from income taxes	-	(852)
Net loss from continuing operations	(12,686)	(15,420)
Net loss from discontinued operations……………………………	(13,522)	(10,764)
Net loss…………………………………………………………………	$(26,208)	$(26,184)

Net loss per share:
Continuing operations…………………………………………	$(7.65)	$(24.78)
Discontinued operations………………………………………	(8.15)	(17.30)
Net loss per share basic and diluted	$(15.80)	$(42.08)

Shares used in computing net loss per share:
Basic and diluted	1,658,862	622,203

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)

ASSETS
Cash and cash equivalents	$341	$600
Accounts receivable, net	1,142	1,911
Inventories	1,230	1,449
Other current assets	784	418
Assets of discontinued operations	-	72,009
Total current assets	3,497	76,387
Intangible assets, net	3,348	5,198
Goodwill	1,385	1,385
Other assets	3,056	310
Total assets	$11,286	$83,280

LIABILITIES AND (DEFICIT) EQUITY
Current liabilities	$9,639	$6,800
Liabilities of discontinued operations……………………	-	63,780
Series A redeemable preferred shares………………….	6,571	-
Other long-term liabilities	683	2,237
Total shareholders' (deficit) equity	(5,607)	10,463
Total liabilities and shareholders' (deficit) equity	$11,286	$83,280